Exhibit 99.2

The South Financial Group

Results of the 2009 Annual Meeting of Shareholders (5/5/09)

	Voting shares in favor
			Withheld
	#	%	Authority

Proposal #1 - Election of Directors
H. Lynn Harton	74,920,534	94.5%	4,379,233
M. Dexter Hagy	73,616,145	92.8%	5,683,622
H. Earle Russell, Jr.	72,516,634	91.4%	6,783,133
William R. Timmons III	74,075,569	93.4%	5,224,198
David C. Wakefield III	72,635,229	91.6%	6,664,538

Proposal #2 - Long Term Incentive Plan
Shares "For"	55,518,573	91.3%
Shares "Against"	3,773,934
Shares "Abstain"	1,511,695

Proposal #3 - Employee Stock Purchase Plan
Shares "For"	56,816,170	93.4%
Shares "Against"	2,482,878
Shares "Abstain"	1,505,154

Proposal #4 - Compensation of Executive Officers
Shares "For"	72,692,778	91.7%
Shares "Against"	4,872,170
Shares "Abstain"	1,734,819

Proposal #5 - Ratification of Auditors
Shares "For"	76,908,843	97.0%
Shares "Against"	1,041,817
Shares "Abstain"	1,349,106